INVESCO FUNDS                                     INVESCO FUNDS GROUP, INC.
                                                  7800 East Union Avenue
                                                  Denver, Colorado 80237
                                                  Post Office Box 173706
                                                  Denver, Colorado 80217-3706
                                                  Telephone: 303-930-6300




July 23, 1998


Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO International Funds, Inc.

Dear Chris:

This is to advise you that INVESCO International Funds, Inc. (the "Company") has established a new series of shares to be known as INVESCO International Blue Chip Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated July 1, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,

/s/ Glen A. Payne

Glen A. Payne
Secretary

Agreed to this 4th day of August, 1998.

STATE STREET BANK AND TRUST COMPANY



By:   Charles R. Whittemore, Jr.
      --------------------------
      Vice President